Exhibit 23.5

Consent of Mori Hamada & Matsumoto

Date: May 11, 2018

M17 Entertainment Limited

13F, No. 2, Sec. 5, Xinyi Road,

Xinyi District, Taipei City 110, Taiwan

Republic of China

+886 (2) 2720-8688

Re: M17 Entertainment Limited (the “Company”)

Ladies and Gentlemen:

We are lawyers qualified in Japan and are acting as Japanese legal counsel to the Company solely in connection with (i) the offering and sale of a certain number of the Company’s American depositary shares (the “ADSs”), each representing a certain number of Class A ordinary shares of the Company, pursuant to the Company’s registration statement on Form F-1, including any amendments or supplements thereto (the “Registration Statement”), and (ii) the proposed listing of the Company’s ADSs on the New York Stock Exchange.

We hereby consent to the filing of this letter as an exhibit to the Registration Statement, and to the use of our name under the captions “Enforceability of Civil Liabilities” and “Legal Matters” in the Registration Statement.

In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the U.S. Securities Act of 1933, as amended, or the rules or regulations promulgated thereunder.

Yours very truly,

Mori Hamada & Matsumoto

/s/ Taro Omoto
Name: Taro Omoto
Title: Partner
Date: May 11, 2018